Exhibit 99.2

                                        Contact:  James H. Miller
                                                  Chairman, President and CEO
                                                  G. Troy Braswell
                                                  V.P. Finance and CFO
                                                  Meridian Medical
                                                  1-410-309-6830



IMMEDIATE RELEASE



             MERIDIAN ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS -
           DILUTED EARNINGS FROM CONTINUING OPERATIONS AT $0.22/SHARE
                             BEFORE SPECIAL CHARGES


        COLUMBIA, MD, May 8, 1998 - Meridian Medical Technologies, Inc. (NASDAQ:MTEC) today announced preliminary earnings for its third quarter ended April 30, 1998. Earnings from continuing operations, exclusive of the non-recurring charge described below, increased 22 percent to an anticipated $721,000 or $0.22 per diluted share on revenues of $13.1 million, compared to prior year third quarter earnings of $589,000 or $0.20 per diluted share on revenues of $10.7 million.

        The company will also record two additional items in fiscal third quarter. Results will include a provision of an estimated ($2.2) million, ($1.4) million after tax or ($0.42) per diluted share for the EpiPen(R) recall being announced today. The third quarter results will also include a planned extraordinary charge of ($494,000) or ($0.15) per diluted share net of tax as a result of its successful refinancing of debt. The reported net loss for the fiscal third quarter is anticipated to be ($1.1) million or ($0.35) per diluted share. Even after the EpiPen(R) provision, the company anticipates nine-month earnings before extraordinary charges of $0.18 per diluted share and $0.03 per diluted share total net earnings.

        "While the EpiPen recall will have a one-time negative effect on net earnings, we are pleased with the company's continuing strong operating results that have enabled us to refinance our long-term debt," said James H. Miller, chairman, president and chief executive officer of Meridian.

                                     -more-


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"Based on consistently improving performance from the ongoing implementation of key strategies, we remain confident of the company's ability to achieve long-term growth in shareholders value."

        The anticipated 22 percent improvement in third quarter net income from continuing operations, excluding the EpiPen(R) reserve provision, results from a 16 percent increase in revenues. Coupled with higher revenues, the company continued to control costs resulting in an anticipated $730,000 increase in operating income from the prior year third quarter.

        The company also reported that it was successful in its major objective to refinance its debt. In the third quarter, the company repaid merger-related debt by issuing $15 million of senior subordinated debt to an institutional purchaser. Remaining net proceeds of approximately $3.5 million are available for corporate purposes. The company can now direct cash to operating and investment options, which before were required for term principal amortizations.

        Meridian Medical Technologies is a worldwide leader in the development of auto-injector drug delivery systems and has strong core technologies in non-invasive cardiopulmonary diagnostics. Meridian provides technology solutions for medicine in early intervention home healthcare and emergency medical technologies. Additional company information is available on the World Wide Web at www.meridianmeds.com.









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Certain statements contained in this document that are not historical fact are
"forward-looking" statements and involve important risks and uncertainties. Such risk and uncertainties, which are detailed in the company's filings with the Securities and Exchange Commission, could cause the company results to differ materially from the company's current expectations as expressed in this document.

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